                              MANAGEMENT AGREEMENT

      THIS MANAGEMENT AGREEMENT ("Agreement") is made as of this ___th day of ___________, 2000 (the "Effective Date") among Gleason Corporation, a Delaware corporation (the "Company"), and Vestar Capital Partners, a Delaware general partnership ("VCP"). All capitalized terms used herein but not defined herein shall have the meaning given those terms in the Agreement and Plan of Merger dated December__, 1999 by and among the Company, Torque Acquisition Co., L.L.C., a Delaware limited liability company ("Acquisition Co."), and Torque Merger Sub, Inc. (the "Merger Agreement").

      WHEREAS, VCP, by and through its officers, employees, agents, representatives and affiliates, has expertise in the areas of corporate management, finance, investment, acquisitions and other matters relating to the business of the Company; and

      WHEREAS, the Company desires to avail itself, for the term of this Agreement, of the expertise of VCP in the aforesaid areas, in which it acknowledges the expertise of VCP;

      NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

1. Appointment. The Company hereby appoints VCP to render the advisory and consulting services described in Paragraph 2 hereof commencing on the date on which the Minimum Condition and all other conditions of the Offer as set forth in Annex A to the Merger Agreement have been waived or satisfied and all shares tendered have been accepted for payment and paid for pursuant to the terms of the Offer ("Tender Closing").

2. Services. VCP hereby agrees that commencing upon the Tender Closing it shall render to the Company (and its subsidiaries) by and through such of VCP's officers, employees, agents, representatives and affiliates, as VCP, in its sole discretion, shall designate from time to time, advisory and consulting services in relation to the affairs of the Company (and its subsidiaries) in connection with strategic financial planning, and other services not referred to in the next sentence, including, without limitation, advisory and consulting services in relation to the selection, supervision and retention of independent auditors, the selection, retention and supervision of outside legal counsel, and the selection, retention and supervision of investment bankers or other financial advisors or consultants. It is expressly agreed that the services to be performed hereunder shall not include (x) investment banking or other financial advisory services rendered by any of VCP and its affiliates to the Company (and its subsidiaries) after the Tender Closing in connection with acquisitions, divestitures, refinancings, restructurings and similar transactions by the Company (and its subsidiaries) or (y) full or part-time employment by any of the Company and its subsidiaries of any employee or partner of any of VCP and its affiliates, in each case, for which VCP and its affiliates shall be entitled to receive additional compensation.

3. Fees. In consideration of the services contemplated by Paragraph 2, subject to the provisions of Paragraph 6, the Company and its respective successors hereby jointly and severally agree to pay to VCP an annual management fee (the "Fee") equal to the greater of (i) $250,000 and (ii) an amount equal to 0.5% of the consolidated earnings before depreciation, interest, taxes and amortization for such fiscal year, determined in accordance with generally accepted accounting principles ("EBITDA"), commencing on the Effective Date; provided that if EBITDA is greater than $70 million, the Fee shall in no event be greater than $350,000.00. The Fee shall be payable semi-annually in advance (based on clause (i) above in the fiscal year ended 2000 and thereafter based on the greater of clause (i) above and 0.5% of the prior year's EBITDA subject to maximum fee of $350,000), with an adjustment of the Fee for any fiscal year payable promptly following the determination of EBITDA for such fiscal year or on termination of this Agreement; provided that the Company shall also pay to VCP on the Effective Date an amount equal to the product of (i) a fraction, the numerator of which is the number of days elapsed between the Tender Closing and the Effective Date and the denominator of which is equal to 365 and (ii) an amount equal to the Fee. The semi-annual Fee payments shall be non-refundable (except for any downward adjustment as described above).

4. Reimbursements. In addition to the Fee, the Company hereby agrees, at the direction of VCP, to pay directly or reimburse VCP for its reasonable Out-of-Pocket Expenses incurred after the Tender Closing in connection with the services provided for in Paragraph 2 hereof. For the purposes of this Agreement, the term "Out-of-Pocket Expenses" shall mean the amounts paid by or on behalf of VCP in connection with the services contemplated hereby that have not been previously reimbursed by the Company to VCP pursuant to the terms of the Merger Agreement, including reasonable (i) fees and disbursements of any independent professionals and organizations, including independent auditors and outside legal counsel, investment bankers or other financial advisors or consultants,
(ii) costs of any outside services or independent contractors, such as financial printers, couriers, business publications or similar services, and (iii) transportation, per diem, telephone calls, word processing expenses or any similar expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by VCP of the statement in connection therewith.

5. Indemnification. The Company hereby agrees to indemnify and hold harmless VCP and its affiliates and their respective partners, officers, directors, employees, agents, representatives and stockholders (each being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities of whatever kind or nature, joint or several, absolute, contingent or consequential, to which such Indemnified Party may become subject under any applicable federal or state law, or any claim made by any third party, or otherwise, to the extent they relate to or arise out of the services contemplated by this Agreement or the engagement of VCP pursuant to, and the performance by VCP of the services contemplated by, this Agreement. The Company hereby agrees to reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto. The


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

Company will not be liable to an Indemnified Party under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court of competent jurisdiction, in a final judgment from which no further appeal may be taken, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The Company shall not be obligated to make any payment to an Indemnified Party hereunder unless and until the Tender Closing has occurred.

6. Term. This Agreement shall be in effect on the date hereof and shall terminate at such time after the Effective Time when Acquisition Co. and its Permitted Transferees (as such term is defined in that certain Stockholders Agreement dated November 29, 1999 by and among the Company and certain of its Stockholders) hold, in the aggregate, (i) shares of Company Common Stock (including shares of Company Common Stock underlying the Warrants) in an amount that is less than 25% of the number of shares of Company Common Stock (including the shares of Company Common Stock underlying the Warrants) that Acquisition Co. held immediately following the Effective Time and (ii) shares of Preferred Stock in an amount that is less than 10% of the number of shares of Preferred Stock that Acquisition Co. held immediately following the Effective Time. The provisions of Paragraphs 4, 5, 7 and 8 and the joint and several obligation of the Company and its respective successors to pay Fees accrued during the term of this Agreement pursuant to Paragraph 3 shall survive the termination of this Agreement.

7. Permissible Activities. Subject to all applicable provisions of New York law that impose fiduciary duties upon VCP or its partners or affiliates, nothing herein shall in any way preclude VCP or its partners, officers, employees or affiliates from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

8.    General.

      (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      (b) Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, postage prepaid, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:


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

      If to VCP: Vestar Capital Partners
                         245 Park Avenue, 41st Floor
                         New York, N.Y. 10167
                         Attention: Sander M. Levy

      with a copy to: Kirkland & Ellis
                         655 Fifteenth Street, Suite 1200
                         Washington, D.C. 20005
                         Attention: Richard L. Perkal, Esq.

      If to the Company: Gleason Corporation
                         1000 University Avenue
                         P.O. Box 22970
                         Rochester, N.Y. 14692
                         Attention: Secretary

      (c) This Agreement shall constitute the entire Agreement between the parties with respect to the subject matter hereof and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

      (d) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE PARTIES TO THIS AGREEMENT HEREBY AGREE TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

      (e) This Agreement shall inure to the benefit of, and be binding upon, VCP, the Indemnified Parties, the Company and their respective successors and assigns.

      (f) This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each set of counterparts showing execution by all parties shall be deemed an original, but all of which shall constitute one and the same instrument.

      (g) The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.


                             **    **    **    **


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

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as set forth below.


                                    VESTAR CAPITAL PARTNERS


                                    By:_____________________________________

                                    Name:___________________________________

                                    Title:__________________________________


                                    GLEASON CORPORATION


                                    By:_____________________________________

                                    Name:___________________________________

                                    Title:__________________________________


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